NEWS RELEASE For immediate release Laura Clark 904 598 7831 LauraClark@RegencyCenters.com Regency Centers Reports First Quarter 2019 Results JACKSONVILLE, Fla. (May 2, 2019) – Regency Centers Corporation (“Regency” or the “Company”) today reported financial and operating results for the period ended March 31, 2019. First Quarter 2019 Highlights • First quarter Net Income Attributable to Common Stockholders (“Net Income”) of $0.54 per diluted share. • First quarter NAREIT Funds From Operations (“NAREIT FFO”) of $0.95 per diluted share, which includes a negative $0.03 per share impact from non-recurring items. • Same property Net Operating Income (“NOI”), excluding termination fees, increased 2.9% as compared to the same period in the prior year. • As of March 31, 2019, the same property portfolio was 95.0% leased. • As of March 31, 2019, a total of 21 properties were in development or redevelopment representing a total investment of approximately $403 million. • During the quarter, Regency sold seven shopping centers for combined pro-rata sales price of approximately $136.5 million and a weighted average cap rate of 7.5%. • On February 25, 2019, the Company completed a public offering of $300 million 4.65% unsecured notes due 2049 (the “Notes”), with proceeds used to redeem its outstanding $250 million 4.8% notes due 2021 and repay a $39.5 million mortgage maturing in 2020 with an interest rate of 7.3%. • On April 30, 2019, Regency’s Board declared a quarterly cash dividend on the Company’s common stock of $0.585 per share. “Regency had another solid quarter that was in line with expectations,” said Martin E. “Hap” Stein, Jr., Chairman and Chief Executive Officer. “The teams continued to elevate our already high quality portfolio through the many remerchandising and value creation opportunities that are in process and further enhanced our blue-chip balance sheet through a successful bond offering. This progress should position Regency to achieve our long term goals for annual growth in core earnings and dividends of 4% to 6% and total returns in the 8% to 10% range.” Financial Results Regency reported Net Income for the first quarter of $90.4 million, or $0.54 per diluted share compared to the Net Income Attributable to Common Stockholders of $52.7 million, or $0.31 per diluted share, for the same period in 2018. The Company reported NAREIT FFO for the first quarter of $159.8 million, or $0.95 per diluted share, compared to $164.9 million, or $0.96 per diluted share, for the same period in 2018. In connection with 1 the Company’s adoption of Accounting Standard Codification 842, Leases, (“Leases Standard”) the Company is no longer capitalizing indirect internal leasing and legal costs associated with the execution of lease agreements. For the three months ended March 31, 2018, the Company capitalized $1.7 million of such costs. For the three months ended March 31, 2019, the Company’s results included a negative $0.03 per share impact from significant non-comparable items recognized in Net Income and NAREIT FFO including: • Debt extinguishment expense in the amount of $10.6 million, or $0.06 per diluted share, associated with the early repayment of debt following the February 25, 2019 Notes offering; and • Non-cash income of $5.9 million, or $0.03 per diluted share, from the accelerated write-off of below-market rent intangibles triggered by the recapture of two anchor spaces. The Company reported Core Operating Earnings for the first quarter of $152.7 million, or $0.91 per diluted share, compared to $152.2 million, or $0.89 per diluted share, for the same period in 2018. Core operating earnings per share growth was 3.4% for the first quarter, when adjusted for the Leases Standard. The Company views Core Operating Earnings, which excludes certain non-recurring items as well as non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of debt mark-to-market, as a better measure of business performance as it more closely reflects cash earnings and the Company’s ability to grow the dividend. Portfolio Performance Regency’s portfolio is differentiated in its overall outstanding quality, breadth and scale. The strength of the Company’s merchandising mix, combined with placemaking elements and connection to its communities further differentiate Regency’s high quality portfolio. Regency’s national platform with 22 local market offices offers critical strategic advantages and positions the Company to achieve its strategic objective to average 3% same property NOI growth over the long term, as it has accomplished over the past seven years. First quarter same property NOI, excluding termination fees, increased 2.9% compared to the same period in 2018 driven entirely by base rent growth. As of March 31, 2019, Regency’s wholly-owned portfolio plus its pro-rata share of co-investment partnerships was 94.6% leased. The same property portfolio was 95.0% leased, which is a decrease of 120 basis points sequentially and 70 basis points from the same period in 2018. The sequential decline in the same property portfolio was primarily driven by the closure of one Sears and one K-Mart location as a result of the Sears bankruptcy filing. For the three months ended March 31, 2019, Regency executed approximately 1.1 million square feet of comparable new and renewal leases at blended rent spreads of 8.8%. Rent spreads on new and renewal leases were 13.2% and 7.9%, respectively. For the trailing twelve months, the Company executed approximately 6.4 million square feet of comparable new and renewal leases at blended rent spreads of 8.4%. Portfolio Enhancement and Capital Allocation Regency’s capital allocation strategy enables the Company to benefit from a self-funding model, in which free cash flow is the primary source of funding, and supports the development and redevelopment 2 program on a leverage neutral basis. Regency’s development and redevelopment platform is a critical strategic advantage for creating significant value for shareholders. Together with the sales of lower growth assets, free cash flow also enables the Company to invest in high-growth acquisitions and share repurchases when pricing is compelling. This capital allocation strategy preserves Regency’s pristine balance sheet and allows the Company to add value and enhance the quality of the portfolio on a net accretive basis. Developments and Redevelopments At quarter end, the Company had 21 properties in development or redevelopment with combined, estimated net project costs of approximately $403 million. In-process developments and redevelopments were 86% leased as of March 31, 2019, and are expected to yield an average return of 7.5%. During the quarter, Regency started two redevelopment projects with combined costs of approximately $13.5 million. Subsequent to quarter end, Regency started the generational redevelopment of The Abbot, located in the heart of Harvard Square in Cambridge, MA, to modernize and densify this historic site adding a mix of uses including retail and office. Total project cost is approximately $52 million at a projected incremental 6.7% stabilized yield. Property Transactions As previously disclosed, during the quarter the Company acquired Melrose Market, a 21,000 square foot center located in the vibrant Capitol Hill neighborhood in Seattle for $15.5 million. The Company also acquired an additional interest in the Town and Country Center, located in Los Angeles, bringing the total current investment to $36.3 million and its total ownership interest to approximately 18.4%. Regency sold seven shopping centers for combined pro-rata sales price of approximately $136.5 million, at a weighted average cap rate of 7.5%. Balance Sheet Regency benefits from favorable access to capital through the strength of its balance sheet, supported by conservative leverage levels with a Net Debt to EBITDAre ratio of 5.3x. This positions Regency to weather potential challenges and potentially profit from investment opportunities in the future. Debt Offering As previously disclosed on February 25, 2019, the Company’s operating partnership, Regency Centers, L.P., priced a public offering of $300 million 4.65% notes due 2049. The Notes are due March 15, 2049 and were priced at 99.661%. Interest on the Notes is payable semiannually on March 15th and September 15th of each year, with the first payment on September 15, 2019. Net proceeds of the offering were used to repay in full $250 million 4.8% notes originally due April 15, 2021, including a make-whole premium of approximately $9.6 million, which was redeemed on March 30, 2019. The balance of the net proceeds of the offering were used to repay approximately $39.5 million in a 2020 mortgage maturity with an interest rate of 7.3%, including a prepayment premium of approximately $1 million. 3

Dividend On April 30, 2019, Regency’s Board declared a quarterly cash dividend on the Company’s common stock of $0.585 per share. The dividend is payable on May 23, 2019, to shareholders of record as of May 13, 2019. 2019 Guidance The Company has updated certain components of its 2019 earnings guidance. Please refer to the Company’s first quarter 2019 supplemental information package for a complete list of updates. Updated guidance for NAREIT FFO incorporates a negative $0.03 per share impact from non-recurring items which includes a one-time charge of $10.6 million, or $0.06 per diluted share, associated with the early repayment of debt and also includes a non-cash income benefit of $5.9 million, or $0.03 per diluted share, for the accelerated write-off of below-market rent intangibles triggered by the recapture of two anchor spaces. Excluding these impacts, the Company’s NAREIT FFO guidance would remain unchanged at the midpoint. 2019 Guidance All figures pro-rata and in thousands, except per share data Updated Guidance Previous Guidance Net Income Attributable to Common Stockholders (“Net Income”) $1.41 - $1.47 $1.36 - $1.42 NAREIT Funds From Operations (“NAREIT FFO”) per diluted share $3.80 - $3.86 $3.83 - $3.89 Same Property Net Operating Income (“SPNOI”) Growth excluding 2.0% - 2.5% 2.0% - 2.5% termination fees (pro-rata) Financial Statement Presentation Change Effective January 1, 2019, the Company prospectively adopted the NAREIT FFO White Paper – 2018 Restatement, and elected the option of excluding gains on sale and impairments of land, which are considered incidental to the Company’s main business. Prior period amounts were not restated to conform to the current year presentation. On January 1, 2019, Regency adopted Accounting Standard Codification Topic 842, Leases. This adoption required the following financial statement presentation changes: Consolidated Statements of Operations • All lease income earned pursuant to tenant leases in 2019, and as reclassified for 2018, which includes but is not limited to Base rent, Recoveries from tenants and Percentage rent, is reflected in Lease income. While the Company’s Income Statement will reflect the new collapsed presentation, the Details of Operations and Details of Same Property NOI disclosure in the quarterly supplement will itemize the components that make up Lease income. • Lease income is presented net of revenues deemed uncollectible for the current period. Prior period presentation of this line item was included in Operating expenses as Provision for doubtful accounts. 4

• Real estate revenues earned not specific to tenant leases in 2019 have been reclassified from Recoveries from tenants and other income to Other property income. • Indirect internal leasing and legal costs associated with the execution of lease agreements that were previously capitalized are expensed in General and administrative in Operating expenses in the current period. Consolidated Balance Sheets • The consolidated balance sheets includes the addition of Lease liabilities and corresponding Right of use assets, net of or including the opening balance for straight line rent and above/below market intangibles, for its ground and office leases where Regency is the lessee. The Company adopted the Leases Standard under the modified retrospective transition approach allowing for initial application at the date of adoption. The Company also elected to reclassify certain prior period income statement amounts to conform to the current year presentation. Additional details on accounting and financial statement presentation changes required under the Leases Standard can be found in the Company’s Form 10-Q for the quarter ended March 31, 2019. Conference Call Information To discuss Regency’s first quarter results, Management will host a conference call on Friday, May 3, 2019, at 9:00 a.m. EDT. Dial-in and webcast information is listed below. First Quarter 2019 Earnings Conference Call Date: Friday, May 3, 2019 Time: 9:00 a.m. ET Dial#: 877-407-0789 or 201-689-8562 Webcast: investors.regencycenters.com Replay Webcast Archive: Investor Relations page under Events & Webcasts Non-GAAP Disclosure The Company uses certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We manage our entire real estate portfolio without regard to ownership structure, although certain decisions impacting properties owned through partnerships require partner approval. Therefore, we believe presenting our pro-rata share of operating results regardless of ownership structure, along with other non-GAAP measures, makes comparisons of other REITs' operating results to the Company's more meaningful. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, 5 excluding gains on sale and impairments of real estate, net of tax, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT's definition in effect during that period. Effective January 1, 2019, the Company prospectively adopted the NAREIT FFO White Paper – 2018 Restatement (“2018 FFO White Paper”), and elected the option of excluding gains on sale and impairments of land, which are considered incidental to the Company’s main business. Prior period amounts were not restated to conform to the current year presentation, and therefore are calculated as described above, but also include gains on sales and impairments of land. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains on sales and impairments of real estate, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP; and, therefore, should not be considered a substitute measure of cash flows from operations. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO. Core Operating Earnings is an additional performance measure that excludes from NAREIT FFO: (i) transaction related income or expenses; (ii) gains or losses from the early extinguishment of debt; (iii) certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of mark-to-market of debt adjustments; and (iv) other amounts as they occur. The Company provides a reconciliation of Net Income to NAREIT FFO to Core Operating Earnings. 6

Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core Operating Earnings - *Actual (in thousands)*

For the Periods Ended March 31, 2019 and 2018	Three Months Ended 2019	Three Months Ended 2018	Year to Date 2019	Year to Date 2018
Reconciliation of Net Income to NAREIT FFO:				
Net Income Attributable to Common Stockholders	$ 90,446	52,660	$ 90,446	52,660
Adjustments to reconcile to NAREIT Funds From Operations:[1]				
Depreciation and amortization (excluding FF&E)	104,498	96,197	104,498	96,197
Gain on sale of operating properties	(37,070)	(102)	(37,070)	(102)
Provision for impairment to operating properties	1,672	16,054	1,672	16,054
Loss on sale of land[2]	18	-	18	-
Exchangeable operating partnership units	190	111	190	111
NAREIT Funds From Operations	$ 159,754	164,920	$ 159,754	164,920
Reconciliation of NAREIT FFO to Core Operating Earnings:				
NAREIT Funds From Operations	$ 159,754	164,920	$ 159,754	164,920
Adjustments to reconcile to Core Operating Earnings:[1]				
Gain on sale of land[2]	-	(107)	-	(107)
Early extinguishment of debt	10,591	162	10,591	162
Interest on bonds for period from notice to redemption	367	600	367	600
Straight line rent, net	(4,169)	(4,081)	(4,169)	(4,081)
Above/below market rent amortization, net	(13,335)	(8,422)	(13,335)	(8,422)
Debt premium/discount amortization	(527)	(899)	(527)	(899)
Core Operating Earnings	$ 152,681	152,173	$ 152,681	152,173
Weighted Average Shares For Diluted Earnings per Share	167,717	170,959	167,717	170,959
Weighted Average Shares For Diluted FFO and Core Operating Earnings per Share	168,067	171,309	168,067	171,309

(1) Includes Regency's consolidated entities and its pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests, which can be found of page 7 of the financial supplemental.

(2) Effective January 1, 2019, Regency prospectively adopted the NAREIT FFO White Paper – 2018 Restatement, and elected the option of excluding gains on sales and impairments of land, which are considered incidental to the Company's main business. Prior period amounts were not restated to conform to the current year presentation of NAREIT FFO, and therefore include gains on sales and impairments of land.

Same property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency's properties. The Company provides a reconciliation of net income to pro-rata same property NOI.

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Reconciliation of Net Income Attributable to Common Stockholders to Pro-Rata Same Property NOI - *Actual (in thousands)*

For the Periods Ended March 31, 2019 and 2018	Three Months Ended 2019	Three Months Ended 2018	Year to Date 2019	Year to Date 2018
Net Income Attributable to Common Stockholders	$ 90,446	52,660	$ 90,446	52,660
Less:				
Management, transaction, and other fees	(6,972)	(7,158)	(6,972)	(7,158)
Other[1]	(18,967)	(14,173)	(18,967)	(14,173)
Plus:				
Depreciation and amortization	97,194	88,525	97,194	88,525
General and administrative	21,300	17,606	21,300	17,606
Other operating expense, excluding provision for doubtful accounts	1,134	437	1,134	437
Other expense (income)	31,171	52,873	31,171	52,873
Equity in income of investments in real estate excluded from NOI [2]	(5,630)	15,093	(5,630)	15,093
Net income attributable to noncontrolling interests	1,047	805	1,047	805
NOI	210,723	206,668	210,723	206,668
Less non-same property NOI [3]	(5,101)	(6,157)	(5,101)	(6,157)
Same Property NOI	$ 205,622	200,511	$ 205,622	200,511
Same Property NOI without Termination Fees	$ 205,136	199,331	$ 205,136	199,331
Same Property NOI without Termination Fees or Redevelopments	$ 195,564	190,665	$ 195,564	190,665

(1) Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.

(2) Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, interest expense, and real estate gains and impairments.

(3) Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the SEC and, therefore, remain subject to adjustment.

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Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO —
Guidance (per diluted share)

NAREIT FFO Guidance:	**Full Year 2019**	
	Low	**High**
Net income attributable to common stockholders	$ 1.41	1.47
Adjustments to reconcile net income to NAREIT FFO:		
Depreciation and amortization	2.60	2.60
Provision for impairment	0.01	0.01
Gain on sale of operating properties	(0.22)	(0.22)
NAREIT Funds From Operations	$ 3.80	3.86

The Company has published forward-looking statements and additional financial information in its first quarter 2019 supplemental information package that may help investors estimate earnings for 2019. A copy of the Company's first quarter 2019 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company's Form 10-Q for the quarter ended March 31, 2019. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NASDAQ: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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